Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Contango Oil & Gas Company and subsidiaries on Form 10-K for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Company and subsidiaries on Form S-3 (File No. 333‑193613), effective May 20, 2015, Form S-8 (File No. 333-189302), effective October 8, 2013 and Form S-8 (File No. 333-170236), effective October 29, 2010.

/s/ GRANT THORNTON LLP

Houston, Texas

March 14, 2016